Exhibit 3.2

OPERATING AGREEMENT

OF

NGA HOLDCO, LLC,

This OPERATING AGREEMENT (this “Agreement”) of NGA HOLDCO, LLC, a Nevada limited liability company (the “Company”), is entered into on January 11, 2007 (the “Effective Date”), by NGA VOTECO LLC and NGA NOVOTECO LLC, Nevada limited liability companies, on the following terms and conditions:

ARTICLE I

THE COMPANY

1.1 Formation. The Company was formed as a limited liability company under and pursuant to the provisions of the Act on January 8, 2007. The fact that the Articles are on file in the office of the Secretary of State of the State of Nevada shall constitute notice that the Company is a limited liability company. The rights and liabilities of the Members shall be as provided under the Act, the Articles and this Agreement. The Members hereby approve and ratify all actions heretofore taken by any Member and any of its agents or representatives in connection with the formation or organization of the Company. The sole Members of the Company at the Effective Date shall be NGA NOVOTECO, LLC, a Nevada limited liability company (“NoVoteCo”), and NGA VOTECO, LLC, a Nevada limited liability company (“VoteCo”). NoVoteCo and VoteCo shall be sometimes referred to as the “Initial Members”.

1.2 Name. The name of the Company is “NGA HOLDCO, LLC” and all business of the Company shall be conducted in such name. The Managers may change the name of the Company to any other name as they may determine.

1.3 Purpose; Powers. The purpose of the Company (the “Business Purpose”) is to hold equity, directly, or indirectly through Affiliates, in one (1) or more entities related to the gaming industry, and to exercise the rights, and manage the distributions received, in connection therewith (the “Business”). The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the Business Purpose. It is hereby acknowledged and agreed that NoVoteCo, as holder of Class B Units, shall not be entitled to any management or voting rights with respect to the Company, except as provided by applicable law.

1.4 Place of Business of the Company. The principal place of business of the Company shall be located at 100 West Liberty Street, 10th Floor, Reno, Nevada 89501. The Managers may change the principal place of business of the Company to any other place within or without the State of Nevada. The registered office of the Company in the State of Nevada shall be initially located at the address set forth in the Articles.

1.5 Other Offices. The Company may establish and maintain other offices at any time and at any place or places as the Managers may designate.

1.6 Filings; Registered Agent for Service of Process.

(a) The Managers shall take all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Nevada, including the preparation and filing of such amendments to the Charter and such other certificates, documents, instruments and publications as may be required by law.

(b) The Managers or, if required by applicable law, the Members shall execute and cause to be filed original and amended Articles and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdiction in which the Company engages in Business.

(c) The resident agent of the Company for service of process on the Company in the State of Nevada shall be as set forth in the Articles or as changed by the Managers from time to time in accordance with the Act.

1.7 Term. The term of the Company commenced on the date the Articles were filed in the office of the Secretary of State of the State of Nevada in accordance with the Act, and shall continue in perpetuity, unless earlier terminated in accordance with Article IX.

1.8 Partnership Tax Treatment. Each Member recognizes, agrees and intends that, for federal and conforming state income tax purposes and no other, the Company will be classified as a partnership.

1.9 Title to Company Property. All property owned by the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such property in its individual name. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member.

1.10 Outside Activities. In view of the limited purposes of the Company, no Member shall have any obligation (fiduciary or otherwise) with respect to the Company or to the other Members arising out of this Agreement insofar as making other investment opportunities available to the Company or to the other Members. Each Member may, notwithstanding the existence of this Agreement, engage in whatever activities such Member may choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Members pursuant to this Agreement. Neither this Agreement nor any activities undertaken pursuant hereto shall prevent any Member from engaging in such activities, and the fiduciary duties of the Members to each other and to the Company shall be limited solely to those arising from the purposes of the Company described in Section 1.3 above.

ARTICLE II

DEFINITIONS & INTERPRETATION

2.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

Act. Chapter 86 of the Nevada Revised Statutes, NRS §86.011, et seq. (or any corresponding provisions of succeeding law).

Additional Capital Contributions. With respect to any Member, the Capital Contributions made by such Member pursuant to Section 3.2. In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Additional Capital Contributions of the transferor to the extent they relate to the Units Transferred.

Affiliate. With respect to a specified Person, a Person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

Agreement. As defined in the Preamble hereof, including and incorporating each annex attached hereto.

Articles. The articles of organization of the Company filed with the Secretary of State of the State of Nevada pursuant to the Act to form the Company.

Book Value. With respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or, in the sole discretion of the Managers, permitted by Regulations Section 1.704-1(b)(2)(iv)(d)-(g).

Business. As defined in Section 1.3.

Business Purpose. As defined in Section 1.3.

Capital Account. As defined in Section 4.1.

Capital Contributions. With respect to any Member, the amount of money contributed to the Company with respect to the Units in the Company held or purchased by such Member, including Additional Capital Contributions.

Charter. The certificate issued by the Nevada Secretary of State evidencing the acceptance of the filing of the Articles with Nevada Secretary of State containing provisions required for a domestic limited liability company

Class A Unit. Class A ownership unit in the Company, including any and all benefits to which the holder of such Class A Unit may be entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

Class A Vote. With respect to any action, a vote by the Member holding Class A Units, whether at a meeting or by written consent, in which such Member unanimously affirms such action.

Class B Unit. Class B ownership unit in the Company, including any and all benefits to which the holder of such Class B Unit may be entitled as provided in this Agreement, together with all obligations of such holder to comply with the terms and provisions of this Agreement.

Code. The United States Internal Revenue Code of 1986, as amended.

Commission. Nevada Gaming Commission.

Company. As defined in the Preamble hereof.

Dissolution Event. As defined in Section 9.1.

Effective Date. As defined in the Preamble hereof.

Execution Date. As defined in the Preamble hereof.

Gaming Act. Nevada Revised Statutes Chapter 463.

Gaming Adverse Event. With respect to a Person:

(a) the determination by any applicable Gaming Authority that such Person is unsuitable to be licensed if such Person is required to be licensed;

(b) if such Person is a Member, the determination by any applicable Gaming Authority that such Person is unsuitable to hold its Membership Interest;

(c) if such Person is a Manager, the determination by any applicable Gaming Authority that such Person is unsuitable to engage in the management of the Company;

(d) he denial, revocation, suspension or voluntary relinquishment of a required Gaming Approval issued to such Person by any Gaming Authority; or

(e) any action by such Person that results in a written communication from any Gaming Authority to the Company advising the Company that, or administrative action by any Gaming Authority determining that, (i) any required Gaming Approval by such Gaming Authority with respect to the Company shall be approved only upon terms and conditions that are unacceptable to the Company (as determined by a Class A Vote), or (ii) such Gaming Authority shall revoke or suspend any existing required Gaming Approval held by the Company.

Gaming Approval. With respect to a Person, a license or finding of suitability required by a Gaming Authority under the Gaming Laws in order for such Person to hold an equity interest in the Company or actively engage in the management of the Company.

Gaming Authorities. Those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities or the sale of liquor in any jurisdiction, within the State of Nevada specifically, the Nevada Gaming Authorities, and within the State of Louisiana, the Louisiana Gaming Control Board.

Gaming Laws. All gaming laws of any jurisdiction or jurisdictions to which the Company is, or may at any time become, subject, including the Nevada Gaming Control Act, as codified in Chapter 463 of the NRS, the Louisiana Gaming Control Law, as codified in Chapter 27 of the Louisiana Revised Statutes, and the codes, rules and regulations adopted by the Gaming Authorities.

Initial Units. With respect to a Member, the number of Class A Units or Class B Units set forth opposite its name under “Initial Class A Units” or “Initial Class B Units,” respectively, on Annex A attached hereto.

NoVoteCo. As defined in Section 1.1.

Losses. See definition for “Profits and Losses”.

Manager. Any Person (a) who is designated as such on Annex B attached hereto, or who has been appointed as such in accordance with Section 7.1, and (b) who has not ceased to be a Manager in accordance with Section 7.1.

Member. Any Person (a) who is listed as such on Annex A attached hereto, or who has become a Member in accordance with the terms of this Agreement, and (b) who has not ceased to be a Member in accordance with the terms of this Agreement.

Membership Interest. With respect to any Member, such Member’s entire interest in the Company and the rights and privileges that such Member may enjoy by being a Member, including such interest and such rights and privileges that may arise from any Units held by such Member.

NRS. The Nevada Revised Statutes.

Percentage Interest. With respect to any Member as of any date, the ratio (expressed as a percentage) of the number of Units held by such Member on such date to the aggregate Units held by all Members on such date.

Person. Any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

Profits and Losses. For each fiscal year or other period, the Company’s taxable income or loss for such fiscal year or other period, determined in accordance with Section 703(a) of the Code (including items required to be stated separately under Section 703(a)(1)). Profits and Losses shall be increased by any tax-exempt income and shall be decreased by any expenditures that are not deductible in computing taxable income and that are not capitalized. Profits and Losses shall be properly adjusted as necessary to reflect any allocations required by Section 9.2. In addition, if Company property has a Book Value different than its adjusted basis for tax purposes, then (a) Profits and Losses shall be determined by applying the principles of Regulations Section 1.704-1(b)(2)(iv)(g), with the result that Profits and Losses shall be determined with reference to depreciation, amortization and gain or loss based upon Book Value, and (b) in the case of a revaluation of property, any gain or loss resulting from such revaluation shall be taken into account in calculating Profits and Losses for the year in which the revaluation occurs.

Regulations. Temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Transfer. As a noun, any voluntary or involuntary assignment, transfer, sale, pledge, hypothecation, encumbrance or other disposition; as a verb, voluntarily or involuntarily to assign, transfer, sell, pledge, hypothecate, encumber or otherwise dispose of.

Unit. Any Class A Unit and any Class B Unit.

VoteCo. NGA VoteCo, LLC, a Nevada limited liability company.

2.2 Interpretation.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The meanings given to terms defined in this Agreement shall be equally applicable to both the singular and plural forms of such terms.

(c) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms.

(d) All references in this Agreement to Articles, Sections and Annexes shall be deemed to be references to Articles and Sections of, and Annexes to, this Agreement unless the context shall otherwise require. All Annexes attached to this Agreement shall be deemed incorporated herein as if set forth in full herein.

(e) The words “include,” “includes” and “including” and variations thereof when used in this Agreement shall be deemed to be followed by the phrase “without limitation.”

(f) References to a party to this Agreement are also to its successors and permitted assigns.

(g) Unless otherwise expressly provided in this Agreement, any agreement, instrument or statute defined or referred to herein or in any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

(h) All references to “$” or “Dollars” shall mean United States Dollars.

2.3 Captions. Titles or captions of Articles or Sections contained herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

ARTICLE III

CAPITAL CONTRIBUTIONS; INITIAL OWNERSHIP

3.1 Initial Ownership of the Company. On the Effective Date, the Company shall issue to Initial Member its Initial Units at a price per Unit of $________; provided, that, VoteCo shall be issued Class A Units; provided further, that, NoVoteCo shall be issued Class B Units.

3.2 Additional Capital Contributions. A Member may make Additional Capital Contributions as approved by the Managers.

ARTICLE IV

CAPITAL ACCOUNTS; ALLOCATIONS

4.1 Capital Accounts. The Company shall establish a separate capital account (a “Capital Account”) for each Member. The Company shall determine and maintain each Capital Account in accordance with Section 704(b) of the Code and Regulations Section 1.704-1(b)(2)(iv), and such other provisions of Regulations Section 1.704-1(b)

that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. Specifically:

(a) Each Member’s Capital Account shall be increased by (i) its Capital Contributions (net of liabilities secured by any contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) and (ii) the amount of Profits allocated to such Member pursuant to Section 4.2.

(b) Each Member’s Capital Account shall be decreased by (i) the amount of cash and the fair market value of any property distributed to such Member by the Company (net of any liabilities secured by such property that such Member is considered to assume or take subject to under Section 752 of the Code) and (ii) the amount of Losses allocated to such Member pursuant to Section 4.2.

4.2 Allocations.

(a) Except as otherwise provided in Section 4.2(b), Profits and Losses for any fiscal year shall be allocated among the Members in a manner determined by the Managers in good faith such that, as of the end of such fiscal year, the sum of (i) the Capital Account of each Member, (ii) such Member’s share of partnership minimum gain and (iii) such Member’s partner non-recourse debt minimum gain equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under the Act, determined as if the Company were to (A) liquidate the assets of the Company for an amount equal to their Book Value and (B) distribute the proceeds of liquidation pursuant to Section 9.2.

(b) Items of Profits and Losses shall be allocated to the Members in a manner that complies with the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d)(3). To the extent permitted pursuant to Regulations Section 1.704-2, non-recourse deductions (as defined in Regulations Section 1.704-2) of the Company shall be allocated to the Members in the manner determined by the Managers. If there is a net decrease in the Company’s partnership minimum gain or partner non-recourse debt minimum gain (as defined in Regulations Section 1.704-2), then the Members shall be allocated items of Profits in a manner that complies with the “minimum gain chargeback” requirements of Regulations Section 1.704-2. Allocations of tax items shall in all events be made in a manner that is consistent with Regulations Section 1.704-1(b) and Section 704(c) of the Code.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions. Any distributions shall be made to the Members at such times and in such amounts as approved by the Managers in good faith and, if and when made, shall be distributed by the Company to the Members pro rata in proportion to their respective Percentage Interests.

5.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 5.2 for all purposes under this Agreement. The Company, under the direction of the Managers acting in good faith, is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state, local or foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld.

ARTICLE VI

MEMBERSHIP MATTERS;

TRANSFERS AND FORFEITURES OF MEMBERSHIP INTERESTS

6.1 Restrictions on Transfer, Issuance and Admission. Unless approved in advance by the Managers and, by the applicable Gaming Authorities, if any, no Member shall Transfer all or any portion of its Units. Notwithstanding the immediately preceding sentence, Transfers or issuances of any Units to any Person who was required to be, and has not been, found suitable to be licensed or to hold such Units by the applicable Gaming Authorities, if any, are prohibited and shall be null and void and of no force or effect ab initio.

6.2 Substituted Member. A transferee of any Units pursuant to a Transfer that complies with Section 6.1 shall, if not a Member, be admitted to the Company as a substituted Member entitled to all the rights of a Member upon the execution and delivery of such instruments, in form and substance satisfactory to the Managers, as may be necessary, appropriate or desirable to effect such substitution and to confirm the agreement of the transferee to be bound by all of the terms and provisions of this Agreement. Unless a transferee becomes a substituted Member in accordance with the provisions of this Section 6.2, he, she or it shall not be entitled to any of the rights granted to a Member under the Act or this Agreement.

6.3 Effect of Unsuitability Determination. As of the date that the Company receives notice from any applicable Gaming Authority that a Member or a transferee of any Membership Interest (i) is required to be licensed but is unsuitable to be licensed or (ii) is unsuitable to hold a Membership Interest, such unsuitable Member or transferee shall not, for so long as such unsuitability determination remains in force and effect, (A) receive any share of any cash distribution, or any other property or payments upon the dissolution of the Company, (B) exercise directly or through a trustee or nominee any voting rights conferred by any Membership Interest, (C) participate in the management of the Business or affairs of the Company, or (D) receive any remuneration in any form from the Company for services rendered or otherwise.

ARTICLE VII

MANAGEMENT

7.1 Management of the Company.

(a) The Company may be managed by up to four (4) Managers, each of whom shall be appointed by the Members holding Class A Units (or, prior to the Effective Date, by NoVoteCo) as provided in Section 7.1(b). Except as expressly set forth herein or as required by applicable law or otherwise delegated to a Member by a Manager in accordance with Section 7.1(c) or Section 7.1(f), the Members shall have no power or authority to participate in the management of the Company or to bind or act on behalf of the Company in any way or to render it liable for any purpose.

(b) The initial Manager of the Company as of the Execution Date shall be Thomas R. Reeg. Each Manager shall remain in office until the earlier of his or her removal, death or incapacity. Any Manager may be removed at any time, with or without cause, by a Class A Vote (or, prior to the Effective Date, by NoVoteCo). If there are less than two (2) Managers, each Manager vacancy may be filled by a Class A Vote (or, prior to the Effective Date, by NoVoteCo).

(c) Unless otherwise expressly provided herein, the Managers shall act by the affirmative vote of both Managers, if there are two (2) Managers, or the Manager, if there is one (1) Manager. If any action must be evidenced by or otherwise requires the signature of the Company, such signature shall not be effective to bind the Company unless signed by both Managers, if there are two (2) Managers, or the Manager and one (1) Member holding Class A Units (or, prior to the Effective Date, NoVoteCo), if there is one (1) Manager. Each Manager may authorize a Member holding Class A Units (or, prior to the Effective Date, NoVoteCo) to act for him or her by proxy on all matters in which such Manager is entitled to participate, including voting on any matter before the Manager(s) and executing documents on behalf of the Company.

(d) Any action required to be taken at a meeting of the Managers, or any action that may be taken at a meeting of the Managers, may be taken at a meeting held by means of telephone conference, video conference, or other communications equipment by means of which all Persons participating in the meeting can hear and respond to each other. Participation in such a meeting shall constitute presence in person at such meeting.

(e) Each Manager shall perform his or her duties as a Manager in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs his or her duties shall not have any liability by reason of being or having been a Manager of the Company. A Manager shall not be liable, as Manager, under any judgment, decree or order of court, or in any other manner, for any debt, obligation or liability of the Company.

(f) The Manager(s) shall have the power to delegate authority to such Members holding Class A Units (or, prior to the Effective Date, to NoVoteCo), and agents and representatives of the Company, as they, he or she may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Manager(s) to approve such action directly.

7.2 Action by Written Consent.

(a) The Managers may take without a meeting any action that may be taken by the Managers under this Agreement if such action is approved by written consent by the requisite number of Managers. Such written consent shall have the same force and effect, as of the date stated therein, as a vote of the Managers and may be stated as such in any document or instrument filed with the Secretary of State of the State of Nevada, or in any certificate or other document delivered to any Person. The original, signed written consent shall be placed in the minute books of the Company.

(b) The Members may take without a meeting any action that may be taken by the Members under this Agreement if such action is approved by written consent by the requisite Members. Such written consent shall have the same force and effect, as of the date stated therein, as a vote of the Members and may be stated as such in any document or instrument filed with the Secretary of State of the State of Nevada, or in any certificate or other document delivered to any Person. The original, signed written consent shall be placed in the minute books of the Company.

7.3 Licensing.

(a) If a Manager is required to be licensed or found suitable by any Gaming Authority in order to engage in the management of the Company, such Manager shall be so licensed or found suitable prior to performing his or her duties for the Company.

(b) A Manager shall be automatically removed as Manager without any action of the Managers or Members upon the occurrence of a Gaming Adverse Event with respect to such Manager.

7.4 Approval by Class A Vote. Without limiting the generality of Section 7.1, the Managers cannot take, and cannot cause the Company to take, the following actions without a Class A Vote (or, prior to the Effective Date, without the approval of NoVoteCo):

(a) any material change in the Business Purpose of the Company or the nature of the Business, or any action that would render it impossible to carry on the ordinary business of the Company;

(b) any removal or appointment of any Manager;

(c) allow any voluntary withdrawal of any Member from the Company;

(d) any assignment for the benefit of creditors, any voluntary bankruptcy of the Company, or any transaction to dissolve, wind up or liquidate the Company; or

(e) any transaction between the Company and any Member or Manager, or any Affiliate or direct family member of any Member or Manager, that is not made on an arm’s-length basis.

7.5 Limited Liability and Indemnification. No Member or Manager shall have any liability for the obligations of the Company, except to the extent required by law. To the maximum extent authorized by law, the Company shall indemnify any Person from any loss, damage, claim or liability incurred by him, her or it as a result of any act or failure to act (other than as a result of fraud, gross negligence or willful misconduct) performed or not performed by such Person as a Member, Manager, employee, agent or representative of the Company, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred.

7.6 Member and Manager Compensation. Unless otherwise expressly provided herein, no Member or Manager shall be entitled to receive any interest, salary, fee or draw from the Company for services rendered to or on behalf of the Company, or otherwise, in his, her or its capacity as a Member or a Manager.

7.7 Reimbursed Expenses. The Company shall reimburse the Managers from the first available funds of the Company for any and all direct out-of-pocket costs and expenses incurred by the Managers on behalf of the Company that directly relate to the business or affairs of the Company.

7.8 Legends. The Manager(s) shall have the power and authority to provide that all certificates representing or evidencing any Membership Interest shall bear legends, including any legends as the Manager(s) deem appropriate to assure that the Company complies with applicable law.

ARTICLE VIII

UNSUITABILITY OF MEMBER

Any Member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall within 10 days, after the Company receives notice from the Commission, return to the Member in cash, the amount of his capital account as reflected on the books of the Company, and the unsuitable Member shall no longer have any direct or indirect interest in the Company.

ARTICLE IX

BOOKS AND RECORDS; REPORTS

The Manager(s) shall keep adequate and accurate books and records with respect to the operations of the Company. Such books and records shall be maintained at the Company’s principal place of business, or at such other place as the Manager(s) shall determine, and all Members, and their duly authorized representatives, shall at all reasonable times have access to such books and records as well as any information required to be made available to the Members under the Act. Within a reasonable time after the end of each fiscal year, the Company shall cause to be delivered to each Person who was a Member at any time during such fiscal year such information, if any, with respect to the Company as may be necessary for the preparation of such Person’s federal, state or local income tax returns.

ARTICLE X

DISSOLUTION AND TERMINATION

10.1 Events of Dissolution. The Company shall be dissolved upon the happening of any of the following ( a “Dissolution Event”):

(a) Upon the sale or other disposition of all or substantially all of the Company’s assets and receipt of all consideration therefor;

(b) Upon a judicial determination that an event has occurred that makes it unlawful, impossible or impracticable for the Company to carry on the Business; or

(c) Upon a Class A Vote.

10.2 Winding Up. Upon the occurrence of a Dissolution Event or the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Business and affairs of the Company; provided, that, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the property of the Company has been distributed pursuant to this Section 9.2 and the Charter has been canceled pursuant to the Act. The Managers, as liquidators, shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days of the occurrence of a Dissolution Event. The Managers, as liquidators, shall take full account of the Company’s liabilities and property and shall cause such property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order and priority:

(a) First, to the payment and discharge of all of the Company’s debts and other liabilities to creditors (including Members that are creditors).

(b) Second, to establishing any reserves which the Managers determine, in their sole and absolute discretion, are necessary for any contingent, conditional or unmatured liabilities or obligations of the Company.

(c) The balance, if any, to the Members in accordance with the order of priority set forth in Section 5.1.

10.3 Deficit Capital Accounts. If any Member has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

10.4 Rights of Members. Except as otherwise provided in this Agreement, each Member shall look solely to the property of the Company for the return of its Capital Contributions and has no right or power to demand or receive property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any Manager.

10.5 Notice of Dissolution/Termination.

(a) In the event a Dissolution Event occurs or an event occurs that would, but for the provisions of Section 9.1, result in a dissolution of the Company, the Managers shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members.

(b) Upon completion of the distribution of the property of the Company as provided in this Article X, the Company shall be terminated, and the Managers, as liquidators, shall cause the filing of the certificate of dissolution and shall take all such other actions as may be necessary to terminate the Company.

10.6 Allocations During Period of Liquidation. Until the date on which all of the assets of the Company have been distributed to the Members in accordance with Section 9.2, the Members shall continue to share profits, losses and other items of Company income, gain, loss or deduction in the manner provided in Article IV.

10.7 Character of Liquidating Distributions. All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in property pursuant to Code Section 736(b)(1), including the interest of such Member in Company goodwill.

10.8 The Liquidators.

(a) Fees. The Company is authorized to reimburse the Managers, as liquidators, for their reasonable costs and expenses incurred in performing the services of liquidators.

(b) Indemnification. The Company shall indemnify, hold harmless, and pay all judgments and claims against the Managers, as liquidators, or agents or representatives of the Managers, relating to any liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, claims, suits, actions or causes of action, demands, deficiencies, losses, settlements, assessments, awards, judgments, interest, fines, penalties, damages (including incidental, consequential, actual and punitive damages), and costs and expenses (including reasonable attorneys’ fees, which may be paid as incurred, and other reasonable costs and expenses of investigating or contesting any of the foregoing) incurred by reason of any act performed or omitted to be performed by the Managers, as liquidators, or such agents or representatives, in connection with the liquidation of the Company.

10.9 Form of Liquidating Distributions. For purposes of making distributions required by Section 9.2, the Managers, as liquidators, may determine whether to distribute all or any portion of the property of the Company in-kind or to sell all or any portion of the property of the Company and distribute the proceeds therefrom.

ARTICLE XI

GAMING ACT RESTRICTIONS

Notwithstanding anything to the contrary expressed or implied in this Operating Agreement or the Articles of Organization, the sale, assignment, transfer, pledge or other disposition of any interest in the Company when it is a Nevada gaming licensee or a holding company registered with the Commission under the Gaming Act is ineffective unless approved in advance by the Commission. If at any time the Commission finds that a Member which owns any such interest in unsuitable to hold that interest, the Commission shall immediately notify the Company of that fact. The Company shall, within 10 days from the date that it receives the notice from the Commission, return to the unsuitable Member the amount of his capital account as reflected on the books of the Company. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable Member: (a) to receive any share of the distribution of profits or cash or any other property of, or payment upon dissolution of, the Company, other than a return of capital as required above; (b) to exercise directly or though a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the limited-liability Company; or (d) to receive any remuneration in any form from the Company, for services rendered or otherwise.

ARTICLE XII

GENERAL PROVISIONS

12.1 Further Assurances. The Members shall execute and deliver such further instruments and other documents as may be necessary or appropriate to give full force and effect to all of the terms and provisions of this Agreement.

12.2 Confidentiality. The Managers shall determine the form and content of any public announcement, whether by press release or otherwise, with respect to this Agreement or any of the discussions, negotiations or transactions relating hereto.

12.3 Entire Agreement. This Agreement (which includes the attached annexes) is intended by the parties hereto as the final expression and the complete and exclusive statement of their agreement with respect to the terms in this Agreement, and any prior or contemporaneous agreements or understandings, oral or written, which may contradict, explain or supplement these terms shall not be effective or admissible.

12.4 Amendments. This Agreement may not be amended in any way except by a writing duly executed by all Members specifying that it amends this Agreement.

12.5 Governing Law. The Members expressly agree that all the terms and conditions hereof shall be construed under the laws of the State of Nevada applicable to agreements made and to be performed entirely therein.

12.6 Jurisdiction; Waiver of Jury Trial. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Nevada in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Members irrevocably waives to the extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

12.7 Waiver. Any term or condition of this Agreement may be waived at any time by the Member that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Member waiving such term or condition. No waiver by any Member of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any Member will impair or affect the right of such Member thereafter to exercise the same. Any extension of time or other indulgence granted to any Member will not otherwise alter or affect any power, remedy or right with respect to any other Member, or the obligations of the Member to whom such extension or indulgence is granted. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

12.8 Severability. Every provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

12.9 No Assignment. Except as expressly set forth in this Agreement, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Member without the prior written consent of the other Members and any attempt to do so shall be null and void and of no force or effect ab initio. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Members and their respective successors, permitted transferees and assigns.

12.10 Third Party Beneficiaries. Nothing herein, express or implied, is intended to or shall confer upon any other Persons any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly set forth herein.

12.11 Construction. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

12.12 Counterparts. This Agreement may be executed by facsimile and in a number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members notwithstanding that all Members have not signed the same counterpart. Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages.

IN WITNESS WHEREOF, the parties have executed and entered into this Operating Agreement of the Company as of the day first above set forth.

NGA NOVOTECO, LLC		NGA VOTECO, LLC

By	/s/ Thomas R. Reeg	By	/s/ Thomas R. Reeg
	Thomas R. Reeg, Manager		Thomas R. Reeg, Manager